ATHERSYS REPORTS FIRST QUARTER 2022 RESULTS
Management to host conference call following announcement of Phase 2/3 TREASURE data in May

CLEVELAND, Ohio, May 6, 2022 — Athersys, Inc. (NASDAQ: ATHX) announced today its financial results for the three months ended March 31, 2022. In anticipation of the announcement in May of topline data from Athersys’ partner, HEALIOS K.K. (Healios), for its Phase 2/3 TREASURE study evaluating MultiStem® (invimestrocel, HLCM051) for the treatment of ischemic stroke, Athersys will host its next investor conference call after the data are released. Athersys will share the conference call details in its news release reporting the data.

“Since joining the Company in February, I’ve immersed myself in all aspects of the business to gain a better understanding of MultiStem, our clinical trial progress and our performance to date,” commented Dan Camardo, Chief Executive Officer of Athersys. “I have had numerous introductory calls and discussions with stockholders who have been very supportive and patient of the work we’re doing to advance MultiStem and bring this unique cell therapy to market. I’ve also had discussions with the Board and I’m confident that we have the right strategy in place. With thoughtful and timely execution, we will be well-positioned to meet our long-term goals.”
First quarter 2022 highlights and recent events:

•Received approval from the U.S. Food and Drug Administration (FDA) to use bioreactor manufactured MultiStem product in our MACOVIA and MATRICS studies, enabling the generation of critical clinical data with this next-generation bioreactor-based product and laying the groundwork for subsequent clinical work with the larger-scale bioreactor format. The approval of the bioreactor process represents a significant milestone in transitioning from small scale 2-dimensional manufacturing to large scale 3-dimensional manufacturing, thereby allowing significantly more product to be produced at lower cost of goods. The ability to produce product at these large scales represents a significant competitive advantage in the cell therapy field;
•Appointed Daniel A. Camardo as Chief Executive Officer, effective February 14, 2022. Mr. Camardo is a senior pharmaceutical and biotech executive with more than 25 years of commercial leadership experience. He joins Athersys to lead the Company forward to complete the development, approval, launch and commercialization of the Company’s MultiStem cell therapy;
•Noted completion by the last patient in the Healios TREASURE study of the 365-day visit, fulfilling the required secondary endpoint measures and completing the data set for the study. Topline data are expected in May;
•Continued enrollment in the Athersys Phase 3 MASTERS-2 study evaluating MultiStem cell therapy to treat ischemic stroke in the United States, Europe and other regions. Initiated new clinical sites in Europe and Asia;
•Reached agreements with both the FDA and the European Medicinal Agency (EMA) on the pediatric development plan with MultiStem for the stroke program;
•Filed for a new patent application that covers multiple aspects of the large scale bioreactor process for MultiStem production, building on our extensive intellectual property portfolio; and
•Held a virtual investor event titled “MultiStem Clinical Programs: An In-Depth Look”. The program provided an understanding of the anticipated program milestones and why the Company is well-positioned to deliver on its mission to change the future of regenerative medicine.

“Receiving FDA approval to use the bioreactor manufactured product gives us confidence as we further scale our third-generation bioreactor manufacturing process to be able to produce product to meet potential commercial demand. I’m very proud of everyone involved in helping make this achievement a reality,” commented Dr. John Harrington, Executive Vice President and Chief Scientific Officer.

“An important priority for us is to continue strengthening the partnership we have with Healios. We are working closely together to advance the clinical programs in stroke and acute respiratory distress syndrome and establish appropriate manufacturing supply for potential commercialization in Japan,” added Mr. Camardo. “With the last TREASURE trial patient completing their 365-day visit, we are now actively planning with Healios for the release of topline data in May. This is an important milestone for both companies and we plan to host a conference call soon after the data are released to discuss the details.”

First Quarter Results

Revenues increased to $2.9 million for the three months ended March 31, 2022 compared to no revenues for the three months ended March 31, 2021. Our collaboration revenues currently fluctuate from period to period based on the delivery of services under our arrangement with Healios.
Research and development expenses increased to $20.9 million for the three months ended March 31, 2022 from $17.5 million for the comparable period in 2021. The $3.4 million increase is associated with increases in clinical trial and manufacturing process development costs of $1.8 million, personnel costs of $0.8 million, outside service costs of $0.7 million and internal research supplies of $0.4 million. These increases were partially offset by decreases in other research and development costs of $0.3 million. Our clinical development, clinical manufacturing and manufacturing process development expenses vary over time based on the timing and stage of clinical trials underway, manufacturing campaigns for clinical trials and manufacturing process development projects.
General and administrative expenses decreased to $4.1 million for the three months ended March 31, 2022 from $8.8 million for the comparable period in 2021. The decrease is primarily related to legal expenses incurred in connection with the complaint filed by Dr. Hardy Kagimoto against the Company, its settlement, and the expenses associated with Dr. Gil Van Bokkelen’s separation letter agreement, including $2.3 million of one-time non-cash stock compensation expense in the first quarter of 2021.
Net loss for the first quarter of 2022 was $22.2 million compared to a net loss of $26.5 million in the first quarter of 2021. The difference primarily results from the above variances.
During the three months ended March 31, 2022, net cash used in operating activities was $20.2 million compared to $17.1 million in the three months ended March 31, 2021. At March 31, 2022, we had $21.8 million in cash and cash equivalents, compared to $37.4 million at December 31, 2021.

Conference Call

Members of the management team will host a conference call soon after the TREASURE data are released. The details for the conference call will be included in the data release.

About Athersys
Athersys is a biotechnology company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing its MultiStem® cell therapy product, a patented, adult-derived "off-the-shelf" stem cell product, initially for disease indications in the neurological, inflammatory and immune, cardiovascular, and other critical care indications and has several ongoing clinical trials evaluating this potential regenerative medicine product. Athersys has forged strategic partnerships and a broad network of collaborations to further advance MultiStem cell therapy toward commercialization. Investors and others should note that we may post information about the Company on our website at www.athersys.com and/or on our accounts on Twitter, Facebook, LinkedIn or other social media platforms. It is possible that the postings could include information deemed to be material information. Therefore, we encourage investors, the media and others interested in the Company to review the information we post on our website at www.athersys.com and on our social media accounts. Follow Athersys on Twitter at www.twitter.com/athersys.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “suggest,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as therapeutics, including the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues. The following risks and uncertainties may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements: the possibility of unfavorable results from ongoing and additional clinical trials involving MultiStem; the risk that positive results in a clinical trial may not be replicated in subsequent or confirmatory trials or success in an early stage clinical trial may not be predictive of results in later stage or large scale clinical trials; our ability to raise capital to fund our operations, including but not limited to, our ability to access our traditional financing sources and to continue as a going concern; our ability to regain compliance with the requirement to maintain a minimum closing bid price of $1.00 per share as set forth in Nasdaq Listing Rule 5550(a)(2); the timing and nature of results from MultiStem clinical trials, including the MASTERS-2 Phase 3 clinical trial evaluating the administration of MultiStem for the treatment of ischemic stroke, and the Healios TREASURE clinical trial in Japan, including the timing of the release of data by Healios from its clinical trial; the success of our MACOVIA clinical trial evaluating the administration of MultiStem for the treatment of COVID-19 induced ARDS, and the MATRICS-1 clinical trial being conducted with The University of Texas Health Science Center at Houston evaluating the treatment of patients with serious traumatic injuries; the possibility that the COVID-19 pandemic could continue to delay clinical site initiation, clinical trial enrollment, regulatory review and potential receipt of regulatory approvals, payments of milestones under our license agreements and commercialization of one or more of our product candidates, if approved; the availability of product sufficient to meet commercial demand shortly following any approval, such as in the case of accelerated approval for the treatment of COVID-19 induced ARDS; the impact on our business, results of operations and financial condition from the ongoing and global COVID-19 pandemic, or any other pandemic, epidemic or outbreak of infectious disease in the United States; the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete clinical trials of our product candidates; the impact of the COVID-19 pandemic on the production capabilities of our contract manufacturing partners and our MultiStem trial supply chain; the possibility of delays, work stoppages or interruptions in manufacturing by third parties or us, such as due to material supply constraints, contamination, operational restrictions due to COVID-19 or other public health emergencies, labor constraints, regulatory issues or other factors which could negatively impact our trials and the trials of our collaborators; uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem cell therapy for neurological, inflammatory and immune, cardiovascular and other critical care indications; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect and defend our intellectual property and related business operations, including the successful prosecution of our patent applications and enforcement of our patent rights, and operate our business in an environment of rapid technology and intellectual property development; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones and earn royalties under our collaboration agreements, including the success of our collaboration with Healios; our collaborators’ ability to continue to fulfill their obligations under the terms of our collaboration agreements and generate sales related to our technologies; the success of our efforts to enter into new strategic partnerships and advance our programs; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; the success of our competitors and the emergence of new competitors; and the risks mentioned elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2021 under Item 1A, “Risk Factors” and our other filings with the SEC. You should not place undue reliance on forward-looking statements contained on our website and/or on our accounts on Twitter, Facebook, LinkedIn or other social media platforms, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Ivor Macleod
Chief Financial Officer
Tel: (216) 431-9900
ir@athersys.com

Karen Hunady
Director of Corporate Communications and Investor Relations
Tel: (216) 431-9900
khunady@athersys.com

David Schull
Russo Partners, LLC
Tel: (212) 845-4271 or (858) 717-2310
David.schull@russopartnersllc.com

Peter Vozzo
ICR Westwicke
Tel: (443) 213-0505
peter.vozzo@westwicke.com
(Tables Follow)

Athersys, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2022	December 31, 2021
	(Unaudited)	(Note)
Assets
Cash and cash equivalents	$21,797	$37,407
Accounts receivable from Healios, billed and unbilled	4,643	4,414
Prepaid expenses, deposits and other	6,181	5,711
Operating right-of-use assets, net	8,707	8,960
Property and equipment, net	3,631	3,692
Total assets	$44,959	$60,184
Liabilities and stockholders’ equity
Accounts payable, accrued expenses and other current liabilities	$26,613	$24,391
Deferred revenue - Healios	2,202	3,340
Operating lease liabilities	9,519	9,766
Accounts payable to Healios	1,119	1,119
Advance from Healios	5,199	5,199
Total stockholders' equity	307	16,369
Total liabilities and stockholders' equity	$44,959	$60,184

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

Athersys, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2022	2021
Revenues
Contract revenue from Healios	$2,912	$—
Total revenues	2,912	—
Costs and expenses
Research and development	20,944	17,508
General and administrative	4,099	8,837
Depreciation	247	244
Total costs and expenses	25,290	26,589
Loss from operations	(22,378)	(26,589)
Other income, net	162	121
Net loss and comprehensive loss	$(22,216)	$(26,468)
Net loss per share, basic and diluted	$(0.09)	$(0.13)
Weighted average shares outstanding, basic and diluted	244,197	208,192